David R. Palmer
                                                               (864) 232-8301



                         DELTA WOODSIDE INDUSTRIES, INC.
                       ADOPTS SHAREHOLDER RIGHTS PLAN AND
                               STOCK PURCHASE PLAN

     Delta Woodside Industries, Inc. (NYSE-DLW) announced today that its Board of Directors has adopted a Shareholder Rights Plan pursuant to which stock purchase rights will be distributed as a dividend to its common stockholders at a rate of one Right for each share of common stock held of record as of December 22, 1999.

     In addition, Delta Woodside Industries, Inc. announced today that its Board approved a plan to purchase from time to time up to an aggregate of 5,000,000 shares of the Company's outstanding stock at prices and at times at the discretion of the Company's top management. This stock repurchase plan replaces the 2,500,000 stock purchase plan announced by the Company in September 1998, pursuant to which the Company acquired an aggregate of approximately 979,000 shares. The Company has approximately 23,864,000 shares currently outstanding. The Company believes that, at times, its stock price is undervalued and that such purchases would enhance shareholder value.

     The Rights Plan is designed to enhance the Board's ability to prevent any person interested in acquiring control of the Company from depriving stockholders of the long-term value of their investment and to protect shareholders against attempts to acquire the Company by means of unfair or abusive takeover tactics that have been prevalent in many unsolicited takeover attempts. The Board has adopted the Rights Plan at this time because the Company's shares are trading at their lowest levels in the Company's history.

     Under the Rights Plan, the Rights will initially represent the right to purchase one-quarter of a share of the Company's common stock for $5. The Rights will become exercisable only if a person or a group acquires ownership or voting power or commences a tender offer for 20% or more of the Company's common stock. Until they become exercisable, the Rights attach to and trade with the Company's common stock. The rights will expire December 22, 2009. The Rights may be redeemed by the Board of Directors at $.001 per Right under certain circumstances outlined in the Plan. Prior to their exercise, the Rights will not be taxable to the Company's shareholders.

     In the event that a person or group (an "Acquiring Person") acquires ownership or voting power with respect to 20% of the Company's common stock, the Rights would then be modified to represent the right to receive for the exercise price Company common stock having a value worth twice the exercise price. In the event that the Company is involved in a merger or other business combination at any time after an Acquiring Person has acquired 20% or more of the Company's common stock and the Company is not the surviving entity, the Rights will be modified to entitle a holder to buy a number of shares of common stock of the acquiring entity having a market value of twice the exercise price of each Right.

     All Rights held or acquired by an Acquiring Person acquiring 20% or more of the Company's shares are void.

     Delta Woodside Industries, Inc., headquartered in Greenville, South Carolina, manufactures and sells a wide variety of textile and apparel products. The Company, which employs about 5,000 people, operates 15 plants and 24 garment outlet stores. These facilities are located in 12 states, Costa Rica and Honduras.

                                       ###